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                                                                    EXHIBIT 23.7



                             CONSENT OF CONSULTANTS


We hereby consent to the filing as Exhibit 99 in this Registration Statement on Form S-4 of the materials prepared or assembled and delivered, but upon which we issued no report (as defined by the American Institute of Certified Public Accountants), to the non-employee directors pursuant to our engagement to assist them in identifying issues and providing advice relating to AIMCO's merger proposals. We also consent to the references to us under the headings "Consultant to the Non-Employee Directors" in such Registration Statement. In giving such consent, we do not hereby admit that such reference or consent is required under Section 7 of the Securities Act of 1933 or the published rules and regulations adopted by the Securities and Exchange Commission thereunder.



PricewaterhouseCoopers LLP

Washington, DC
February 13, 2001